Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2017, except for Note 25, as to which the date is April 7, 2017, in the Registration Statement (Form S-1, No. 333-            ) and related Prospectus of Cadence Bancorporation for the registration of 8,050,000 shares of its common stock dated February 1, 2018.

/s/ Ernst & Young LLP

Birmingham, Alabama